Exhibit 99.3

SUPPLEMENTAL INFORMATION ON CRUDE OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The supplemental information below for Svenska Petroleum Exploration Aktiebolag (“Svenska”) is presented in accordance with certain provisions of ASC Topic 932 – Extractive Activities- Oil and Natural Gas as required by Rule 3-05(f) of Regulation S-X.

All Svenska’s proved oil and gas reserves are located in Cote d’Ivoire.

Estimated Quantities of Proved Reserves

The estimation of net recoverable quantities of crude oil and natural gas is a highly technical process that is based upon several underlying assumptions that are subject to change.

	Oil (MBbls)	Natural Gas (MMcf)	Total (Mboe)(1)
Proved reserves:
Balance at December 31, 2022	17,601	7,071	18,820
Production	(1,898)	(30)	(1,903)
Extensions and discoveries	—	—	—
Purchases of Reserves	—	—	—
Revisions of previous estimates	—	—	—
Balance at December 31, 2023	15,703	7,041	16,918
Year-end proved developed reserves:
2023	1,119	613	1,224
Year-end proved undeveloped reserves:
2023	14,584	6,428	15,693

(1)	Natural gas is converted to barrel of oil equivalent at the rate of six thousand cubic feet of natural gas to one barrel of oil.

Svenska maintains a policy of not booking proved reserves on discoveries until such time as a development plan has been prepared for the discovery indicating that the development well will be drilled within five years from the date of its initial booking. Additionally, the development plan is required to have the approval of the joint venture owners in the discovery. Furthermore, if a government agreement that the reserves are commercial is required to develop the block, this approval must have been received prior to booking any reserves.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Crude Oil, Natural Gas and NGL Reserves

The information that follows has been developed pursuant to procedures prescribed under GAAP and uses reserve and production data estimated by independent petroleum consultants. The information may be useful for certain comparison purposes but should not be solely relied upon in evaluating its or Svenska’s performance.

In accordance with the guidelines of the Securities and Exchange Commission (“SEC”), the estimates of future net cash flow from the properties and the present value thereof are made using crude oil and natural gas contract prices using a twelve month average of beginning of month prices and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The future cash flows are also based on costs in existence at the dates of the projections. Future production costs do not include overhead charges allowed under joint operating agreements or headquarters general and administrative overhead expenses. However, all future costs related to future property abandonment when the wells become uneconomic to produce are included in future development costs for purposes of calculating the standardized measure of discounted net cash flows

December 31, 2023
(in thousands)
Future cash inflows	$1,490,278
Future production costs	(426,562)
Future development costs(1)	(468,422)
Future income tax expense(2)	(183,097)
Future net cash flows	412,197
Discount to present value at 10% annual rate	(216,742)
Standardized measure of discounted future net cash flows	$195,455

(1)	Includes costs expected to be incurred to abandon the properties.

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the changes in standardized measure of discounted future net cash flows as follows:

Year Ended December 31, 2023
(in thousands)
Balance at beginning of period	$319,223
Sales of crude oil and natural gas, net of production costs	(135,329)
Net changes in prices and production costs	(184,957)
Extensions and discoveries	—
Revisions of previous quantity estimates	—
Purchases	—
Changes in estimated future development costs	—
Development costs incurred during the period	40,145
Accretion of discount	31,922
Net change of income taxes	99,106
Change in production rates (timing) and other	25,345
Balance at end of period	195,455

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company’s control. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, natural gas and natural gas liquids that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of crude oil, natural gas and natural gas liquids that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil, natural gas and natural gas liquids sales prices may all differ from those assumed in these estimates. The standardized measure of discounted future net cash flow should not be construed as the current market value of the estimated crude oil, natural gas and natural gas liquids reserves attributable to the properties. The information set forth in the foregoing tables includes revisions for certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions are the result of additional information from subsequent completions and production history from the properties involved or the result of a decrease (or increase) in the projected economic life of such properties resulting from changes in product prices.

In accordance with the current guidelines of the SEC, estimates of future net cash flow from the properties and the present value thereof are made using an unweighted, arithmetic average of the first-day-of-the-month price for each of the 12 months of the year adjusted for quality, transportation fees and market differentials. Such prices are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. For 2023, the average of such were $83.27 per Bbl for crude oil and $2.60 per MMcf for natural Gas.